NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE American LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 13, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 02, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Bancorp of New Jersey, Inc. and ConnectOne Bancorp, Inc. became effective before the open on January 2, 2020. Each Share of Common Stock of Bancorp of New Jersey Inc. was converted to either $16.25 or 0.780 of a Share of Common Stock of ConnectOne Bancorp, Inc., subject to allocation and proration procedures. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before the open on January 02, 2020.